            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
- ---------------------------

The financial statements include the consolidated accounts of MCI
Communications Corporation and its majority-owned subsidiaries
(collectively, the company). All significant intercompany transactions are eliminated in the financial statements. Investments in 20% to 50% owned companies are accounted for under the equity method. Other investments are recorded at cost.

Revenue
- -------

The company records as revenue the amount of communications services rendered, as measured by the minutes of traffic processed, after deducting an estimate of the traffic which will be neither billed nor collected.

Communications System
- ---------------------

The investment in communications system is recorded at cost and includes material, interest, labor and overhead. The costs of construction and equipment are transferred to communications system in service as construction projects are completed and/or equipment is placed in service. Depreciation is recorded commencing with the first full month that the assets are in service and is provided using the straight-line method over their estimated useful lives. The company periodically reviews and adjusts the useful lives assigned to fixed assets to ensure that depreciation charges provide appropriate recovery of capital costs over the estimated physical and technological lives of the assets. Writedowns related to assets not yet retired are included in accumulated depreciation. The weighted average depreciable life of the assets comprising the communications system in service approximates 11 years. Other property and equipment includes buildings and administrative assets that are depreciated using lives of up to 35 years. Most of the company's communications system assets are depreciated under the group method. Under this method the cost of equipment retired in the ordinary course of business, less proceeds, is charged to accumulated depreciation. Maintenance and repairs are charged to expense as incurred.

Excess of Cost Over Net Assets Acquired
- ---------------------------------------

Excess of cost over net assets acquired consists of the excess of the cost to acquire subsidiaries over the estimated fair market value of the net assets acquired. These amounts are being amortized by the use of the straight-line method over lives ranging from 10 to 40 years. Accumulated amortization at December 31, 1993 and 1992 was $101 million and $70 million, respectively.


           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Other Assets and Deferred Charges
- ---------------------------------

Included in other assets and deferred charges are investments in nonconsolidated entities, right-of-way agreements with third parties, debt issuance costs and unamortized customer discounts. Right-of-way costs are amortized as the assets are placed in service, over the lesser of the remaining term of the agreements or 25 years. Debt issuance costs are amortized over the life of the applicable debt. Deferred customer discounts are amortized over the life of the specific contract to which the discount relates.

Capital Leases
- --------------

Certain of the company's lease obligations meet the criteria of a capital lease. These obligations are recorded for financial reporting purposes at the present value of the future lease payments, including estimated bargain purchase options, discounted at the approximate interest rate implicit in each lease. Corresponding amounts are capitalized and depreciated over the estimated useful lives of the equipment, which are generally longer than the terms of the leases.

Income Taxes
- ------------

The company files a consolidated federal income tax return on a March 31 fiscal year-end. Deferred income taxes are provided on transactions which are reported in the financial statements in different periods than for income tax purposes. Tax credits are recorded under the flow-through method of accounting. Effective January 1, 1993, the company adopted Statement of Financial Accounting Standards (SFAS) 109, Accounting for Income Taxes (see Note 7). SFAS 109 superseded a similar standard on income tax accounting, SFAS 96, which the company had been using as the basis for recording its income taxes. The adoption of SFAS 109 had no impact on the company's results of operations. Income tax benefits of tax deductions related to common stock transactions with the company's employee benefit plans are recorded directly to additional paid in capital.

Earnings Per Share
- ------------------

Earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during each year. These weighted average shares are adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options and subordinated convertible debt, if dilutive, and the assumed conversion of the Series D preferred stock. The weighted average number of shares used in the per share computations for each of the years was:
562 million shares in 1993, 532 million shares in 1992 and 520 million shares in 1991. Fully diluted earnings per share are not materially different from primary earnings per share.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Cash and Cash Equivalents
- -------------------------

At December 31, 1993 and 1992, checks not yet presented for payment of $193 million and $163 million in excess of cash balances, respectively, are included in current liabilities. The company had sufficient funds available to cover these outstanding checks when they were presented for payment.

Cash equivalents consist of short-term investments with original maturities of ninety days or less. The carrying amount reported in the accompanying balance sheet for cash equivalents approximates fair value due to the short-term maturity of these instruments.

Reclassification
- ----------------

Certain prior year information has been reclassified to conform to the current year presentation.


NOTE 2.  BRITISH TELECOMMUNICATIONS PLC AGREEMENTS

On June 2, 1993, the company and British Telecommunications plc (BT and, collectively with the company, the Parties) entered into a letter of intent and, on August 4, 1993, entered into superseding definitive agreements, providing for, among other things, (a) the purchase by BT at closing of a number of shares of a new class of voting common stock (Class A Common Stock) of the company, to be authorized by stock-holders, for approximately $3.5 billion in cash, (b) the formation of an international joint venture between BT and the company to provide global enhanced and value-added telecommunications services and
(c) several other transactions, including the January 31, 1994 purchase of substantially all of the operations of BT North America Inc. by the company for $108 million.

           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.  BRITISH TELECOMMUNICATIONS PLC AGREEMENTS - (Continued)

On June 4, 1993, the company issued 13,736 shares of Series D nonvoting convertible preferred stock to BT at a purchase price of $60,400 per share, which, if converted on that date, would have equated to approximately 4.9% of the outstanding common stock of the company. Each share of the preferred stock is entitled to receive dividends equal to 2,000 times the dividends or other distributions, if any, declared on the company's common stock. Each share of preferred stock will automatically convert into 2,000 shares of the company's common stock, subject to certain anti-dilution protections, upon expiration or termination of the waiting period, including any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the HSR Act) applicable to the conversion of the preferred stock. Each share of the company's common stock so issuable will be exchanged for one share of Class A Common Stock upon consummation of the transactions contemplated by the definitive agreements. In addition, if the Parties have terminated the transactions contemplated by the definitive agreements, each share of the preferred stock will be convertible into 2,000 shares of the company's common stock, subject to the satisfaction of certain conditions. BT has agreed not to transfer the preferred stock or common stock issuable upon conversion until June 1995 and thereafter may transfer such shares subject to compliance with the registration requirements of U.S. federal securities laws. Generally, any shares of preferred stock will automatically convert into common stock on transfer.

The Class A Common Stock of the company to be issued to BT under the definitive agreements will be equivalent on a per share basis to the existing common stock of the company, except with respect to voting rights. BT's Class A shares will entitle it to proportionate representation on the company's board of directors, which currently equates to three seats. In addition to board representation, BT will be entitled to investor protections with respect to certain corporate actions of the company. Any shares of Class A Common Stock would automatically convert into common stock on transfer. The transactions are subject to a number of conditions, including the approval of the company's stockholders; required approvals by the European Commission, United Kingdom regulatory authorities and Federal Communications Commission; and the expiration of waiting periods under the HSR Act and Exon-Florio statute.

The shares of Class A Common Stock issuable to BT upon conversion of the preferred stock and the shares of Class A Common Stock to be issued to BT under the definitive agreements, will represent approximately 20% of the company's outstanding common stock at that time. The blended purchase price of the Class A Common Stock is $32 per share.

The Parties plan to invest approximately $1 billion in the joint venture over the next five years. At inception, BT will hold 75.1% of the new venture's equity, with the company holding the remaining 24.9%. Each of the Parties will be exclusive distributors, in their respective territories, for marketing the global services produced by the joint venture.

           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  LEASE TRANSACTIONS

The amounts included in the communications system financed by capital leases are:

December 31,                                  1993                      1992
(In millions)

System in service                           $  783                    $  986
Other property and equipment                    16                         6
                                            ------                    ------
                                               799                       992
Accumulated depreciation                      (440)                     (589)
                                            ------                    ------
                                            $  359                    $  403
                                            ======                    ======

Leases not capitalized are primarily for land on which communications equipment is located and for administrative facilities, including office buildings, vehicles, certain data processing equipment and office equipment. Total rental expense for all operating leases was $227 million, $229 million and $192 million for the years ended December 31, 1993, 1992 and 1991, respectively.


At December 31, 1993, the future aggregate minimum rental commitments for capital leases and noncancellable operating leases are:

Year ended                     Capital       Operating
December 31,                    Leases          Leases               Total
(In millions)                  -------       ---------               -----

1994                            $  139          $  150              $  289
1995                               121             124                 245
1996                               103             101                 204
1997                               103              76                 179
1998                                50              57                 107
thereafter                         683             166                 849
                                ------          ------              ------
Minimum lease payments           1,199          $  674              $1,873
                                                ======              ======
Amount representing interest      (510)
                                ------
Present value of future
   lease payments               $  689
                                ======

           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.  LONG-TERM DEBT

Long-term debt consists of:

December 31,                                        1993             1992
(In millions)                                       ----             ----

Senior Notes, with maturities
  ranging from February 1994 to
  August 2004, at a weighted
  average interest rate of 7.2%                   $1,095           $  868

Capital lease obligations at a
  weighted average interest rate
  of 7.6%                                            689              732

Senior Debentures, with maturities
  of January 2023 and March 2024,
  at a weighted average interest
  rate of 8.0%, net of unamortized
  discount of $3 million                             437                -

Commercial paper and bank
  credit facility borrowings at a
  weighted average interest rate of 3.5%             239              736

Zero-Coupon Subordinated Convertible
  Notes due December 11, 2004, net of
  unamortized discount of $697 million                 -              608

10% Subordinated Debentures due
  April 1, 2011, net of unamortized
  discount of $9 million                               -              566

Other debt at a weighted average
  interest rate of 3.2%                              121              137
                                                  ------           ------
Total debt                                         2,581            3,647
Debt due within one year                            (215)            (215)
                                                  ------           ------
Total long-term debt                              $2,366           $3,432
                                                  ======           ======

Annual maturities of long-term debt for the five years after December 31, 1993 are as follows: $215 million in 1994; $107 million in 1995; $643 million in 1996; $119 million in 1997 and $88 million in 1998.

Total interest costs were $239 million in 1993, $270 million in 1992 and $270 million in 1991, of which $61 million, $52 million and $58 million, respectively, were capitalized.


           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.  LONG-TERM DEBT - (Continued)

At December 31, 1993, the estimated fair value of the company's long-term debt, excluding capital lease obligations, is as follows. This valuation represents either quoted market values, when available, or the company's estimate based upon market prices of comparable debt instruments.

                                                                 Estimated
                                                 Carrying             Fair
                                                   Amount            Value
(In millions)                                    --------        ---------

Senior Notes                                       $1,095           $1,159
Senior Debentures                                     437              462
Commercial paper and bank credit facility
  borrowings                                          239              239
Other debt                                            121              121


Senior Notes and Debentures
- ---------------------------

During 1993, the company issued $760 million principal amount of Senior Notes and Debentures under the current and previous shelf registrations. The company also repaid $93 million principal amount of Senior Notes during 1993, leaving $1,535 million principal amount of Senior Notes and Debentures outstanding at December 31, 1993. On March 31, 1993, the company filed a $1 billion shelf registration after issuing all the debt securities available under the previous $750 million shelf registration. The current shelf registration renews the company's ability to issue debt securities with a range of possible maturities at either fixed or variable rates. At December 31, 1993, the company had $950 million of available borrowings under the current shelf registration.

Commercial Paper and Bank Credit Facility Borrowings
- ----------------------------------------------------

At December 31, 1993, the company had a $1.25 billion bank credit facility which expires in June 1996. This credit facility supports the company's commercial paper program and, in conjunction with this program, is used to fund fluctuations in working capital and other general corporate requirements.

During 1993, the company issued commercial paper and borrowed under this credit facility an aggregate of $4,906 million and repaid an aggregate of $5,403 million of credit facility and commercial paper borrowings, leaving $239 million of commercial paper outstanding and no amounts outstanding under the credit facility at December 31, 1993. Borrowings under the commercial paper program and credit facility are classified as noncurrent if the remaining term of the credit facility agreement exceeds one year and the unused commitment thereunder equals or exceeds the amount of commercial paper then outstanding.

           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.  LONG-TERM DEBT - (Continued)

Retirements and Redemptions
- ---------------------------

In March 1993, the company redeemed all $616 million, net of the unamortized discount, of its Zero-Coupon Subordinated Convertible Notes due December 11, 2004. The funds for this redemption came from the issuance of Senior Notes and Debentures and commercial paper and credit facility borrowings.

In April and May 1993, the company redeemed a total of $283 million principal amount of its 10% Subordinated Debentures due April 1, 2011 (10% Debentures). These redemptions were funded from segregated cash generated by the company's operations and earnings during the fourth quarter of 1992 and the first quarter of 1993. In June 1993, the remaining $292 million principal amount of 10% Debentures were redeemed, funded with a portion of the proceeds from the sale of preferred stock to British Telecommunications plc (see Note 2).

An extraordinary loss of $45 million, net of current income tax benefit of $26 million, was recorded for the 1993 redemptions. There were no redemptions or early retirements of debt in 1992.

In 1991, the company retired its $250 million principal, 7.44% promissory note due October 23, 1996. The funds for this retirement came from the issuance of Senior Notes. The resulting gain on retirement was not significant.


NOTE 5. STOCKHOLDERS' EQUITY

Preferred Stock
- ---------------

The company is authorized to issue 20 million shares of preferred stock at $.10 par value per share. The terms and conditions are determined by the board of directors at each issuance.

In June 1993, the company issued 13,736 shares of preferred stock, designated as Series D Convertible preferred stock, to BT for $830 million. Each share of preferred stock will automatically convert into 2,000 shares of the company's common stock, subject to certain conditions and is entitled to receive dividends equal to 2,000 times the dividends or other distributions, if any, declared on the company's common stock (see Note 2). The company paid a dividend of $100 per share on this convertible preferred stock in 1993.

At December 31, 1991, the company had outstanding two million shares of preferred stock, designated as Increasing Rate Cumulative Preferred Stock, totalling $400 million, which had semiannual dividends of $7.35 per share. During September 1992, all two million outstanding shares were redeemed and retired for $400 million plus accrued and unpaid dividends.

           MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.  STOCKHOLDERS' EQUITY - (Continued)

Common Stock
- ------------

On May 24, 1993, the company's board of directors declared a two-for-one stock split in the form of a 100% stock dividend, which was paid on July 9, 1993, to stockholders of record as of the close of business on June 11, 1993. The following have been adjusted for the effect of the common stock dividend: all per share amounts, current year treasury stock transactions, the December 31, 1993, treasury stock share balance and data as to common stock options and the employee stock purchase plan.

In 1993, 1992 and 1991, the company paid dividends of $.05 per share on its common stock.


NOTE 6. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

Employee and Directors' Stock Option Plans
- ------------------------------------------

The current Employee Stock Option Plan (the Plan) provides for the issuance of up to 76 million shares of common stock. On an annual basis, pursuant to the Plan, the board of directors may increase the maximum number of shares as of each January 1, by up to 5% of the number of shares of common stock outstanding at each such date. Options granted under the Plan are exercisable at such times and in such installments as determined by the compensation committee of the board of directors. Options granted under the Plan may not have an option price less than the fair market value of common stock on the date of the grant.

Stock appreciation rights may be granted in combination with a stock option either at the time of the grant or anytime thereafter. No stock appreciation rights had been granted as of December 31, 1993.

The compensation committee may also grant restricted stock awards and performance share awards, subject to such conditions, restrictions and requirements as the committee may determine in its sole discretion. As of December 31, 1993, there were approximately 510,000 restricted shares issued. No performance share awards had been issued as of December 31, 1993.

The compensation committee may grant both incentive stock options and non-qualified options under the Plan. All options granted in the last three years were non-qualified options. These non-qualified options expire after 10 years and are exercisable to the extent of 33% of the option shares after one year, 66% after two years and 100% after three years. Incentive stock options expire between five and 10 years after issuance and are exercisable to the extent of 33% of the option shares after one year, 66% after two years and 100% after three years.

The Plan permits the holder of an option to pay the purchase price for stock option exercises by surrendering shares of common stock having a fair market value equal to, or greater than, the purchase price.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS - (Continued)

The company also has a stock option plan for non-employee directors (the Directors' Plan) which provides for the issuance of up to one million shares of common stock. Under the Directors' Plan each non-employee director has been granted a five-year option to purchase up to 40,000 shares of common stock at the closing price on the date of grant. The options are exercisable after the first anniversary of the date of grant, in cumulative installments of 25% per year. Similar options will be granted automatically to all new board members who are not employees. Upon the fifth anniversary of the date of grant of options, the unexercised portion of the grant shall be canceled and a new option for 40,000 shares shall be granted automatically.

Additional information with respect to  stock options under these plans is:

                                                          Option Amount
                                             Number   -----------------------
                                          of Shares   Per Common Share  Total
                                          ---------   ----------------  -----
(In millions, except per common share amounts)


Shares under option, December 31, 1990         30.0    $ 2.69-22.44    $394.7
Options granted                                21.4      9.94-14.44     215.1
Options exercised                              (4.0)     2.69-12.88     (24.9)
Options terminated                             (2.6)     2.69-19.57     (38.6)
                                               ----    ------------    ------
Shares under option, December 31, 1991         44.8      2.69-22.44     546.3
Options granted                                17.0     15.82-17.38     269.7
Options exercised                              (9.0)     2.69-19.57     (85.2)
Options terminated                             (2.8)     2.69-22.44     (39.9)
                                               ----    ------------    ------
Shares under option, December 31, 1992         50.0      3.25-22.44     690.9
Options granted                                18.6     20.56-28.75     394.5
Options exercised                             (15.0)     3.25-22.44    (202.4)
Options terminated                             (2.3)     9.38-28.75     (40.6)
                                               ----    ------------    ------
Shares under option, December 31, 1993         51.3    $ 3.44-28.75    $842.4
                                               ====    ============    ======
Options exercisable, December 31, 1993         18.0    $ 3.44-22.44    $255.6
                                               ====    ============    ======
Shares available for future grant,
  December 31, 1993                            12.5
                                               ====

Employee Stock Purchase Plan
- ----------------------------

Under the company's Employee Stock Purchase Plan (the ESPP Plan), 25 million shares of common stock are available for purchase by eligible employees of the company through payroll deductions of up to 15% of their eligible compensation. The purchase price is equal to the lesser of (a) 85% of the fair market value of the stock on the date it is purchased or (b) 85% of the fair market value of the stock on certain specified valuation dates.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS - (Continued)


Common Stock Reserved
- ---------------------

At December 31, 1993, 70.8 million shares of the company's authorized common stock were reserved for the Employee and Directors' Stock Option Plans and the ESPP Plan. However, the company has opted to fund its obligation under these plans with treasury shares for the three-year period ended December 31, 1993.


NOTE 7. INCOME TAXES

The components of the total income tax provision are:

Year ended December 31,                  1993            1992            1991
(In millions)                            ----            ----            ----

Current
Federal                                  $148            $121            $ 80
State and local                            17              20              14
                                         ----            ----            ----
Current income tax provision              165             141              94
                                         ----            ----            ----
Deferred
Federal                                   227             193             181
State and local                            26              20              22
                                         ----            ----            ----
Deferred income tax provision             253             213             203
                                         ----            ----            ----
Total income tax provision               $418            $354            $297
                                         ====            ====            ====

A reconciliation of the statutory federal income tax rate to the company's effective income tax rate is:

Year ended December 31,                      1993          1992          1991
                                             ----          ----          ----
Statutory federal income tax rate             35%           34%           34%
State and local income taxes, net
  of federal income tax effect                 3             3             3
Nondeductible amortization                     1             1             1
Adjustment of prior period estimates           -            (1)           (3)
Changes in federal tax laws                    1             -             -
                                            ----          ----          ----
Effective income tax rate                     40%           37%           35%
                                            ====          ====          ====

In 1993, 1992 and 1991 the company recorded a tax benefit of $36 million, $18 million and $17 million, respectively, to additional paid in capital for tax deductions related to common stock transactions with its employee benefit plans.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.  INCOME TAXES - (Continued)

At December 31, 1993 and 1992, the company's net deferred income tax liability is comprised of the following:
                                               1993      1992
                                               ----      ----
(In millions)
        Deferred income tax asset           $   338     $ 292
        Deferred income tax liability        (1,149)     (850)
                                            -------     -----
        Net deferred income tax liability   $  (811)    $(558)
                                            =======     =====
The components of these amounts are:

        Communications system               $(1,097)    $(831)
        Allowance for uncollectibles             20        50
        Realignment expenses                     56         -
        License fees                             29        35
        Customer discounts                      (43)       (5)
        Alternative minimum and general
         business tax credits                   116        83
        Other, net                              108       110
                                            -------     -----
        Net deferred income tax liability   $  (811)    $(558)
                                            =======     =====

The balance sheet presentation of deferred income taxes under SFAS 109 requires the company to separately disclose its current and long-term deferred tax balances on a different basis than that required by SFAS 96. Under SFAS 96, the company's current deferred tax balances were immaterial and, therefore, deferred taxes were presented as a single net liability in the 1992 balance sheet.

The company has not recorded any valuation allowances against its deferred income tax assets, either upon adoption of SFAS 109 or during the year ended December 31, 1993.

In August 1993, legislation was passed which changed various provisions of the federal income tax laws, including an increase in the statutory federal income tax rate for corporations from 34% to 35%, retroactively effective to January 1, 1993. The company's net deferred income tax liability was increased by approximately $13 million to reflect the impact of the tax law changes on the net deferred income tax liability as of December 31, 1992.

At December 31, 1993, for federal income tax purposes, the company has available $35 million of net operating loss carryforwards, $35 million of Alternative Minimum Tax (AMT) net operating loss carryforwards, $83 million of general business tax credit carryforwards expiring after the year 2000 and $180 million of AMT credit carryforwards which have no expiration date. At December 31, 1993 and 1992, there are no carryforwards for financial reporting purposes.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  EMPLOYEE BENEFIT PLANS

Pension Plans
- -------------

The company maintains a noncontributory defined benefit pension plan (MCI
Plan) and a supplemental pension plan (Supplemental Plan). Western Union International, Inc. (WUI), a subsidiary of the company, also has a defined benefit plan (WUI Plan). Collectively, these plans cover substantially all full-time employees. The company's policy is to fund the MCI Plan and the WUI Plan in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

The MCI Plan and the Supplemental Plan provide pension benefits that are based on the employee's compensation for each year of service prior to retirement. The WUI Plan provides pension benefits based on the employee's compensation for each year of service after 1990 and prior to retirement.

Net pension expense includes:

Year ended December 31,                          1993       1992       1991
(In millions)                                    ----       ----       ----

Service cost during the period                    $18        $15        $11
Interest cost on projected benefit obligation      14         12         10
Actual return on plan assets                      (36)       (11)       (28)
Net amortization and deferral                      22         (2)        18
                                                  ---        ---        ---
Net pension expense                               $18        $14        $11
                                                  ===        ===        ===

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the MCI Plan were 7.75% and 5%, respectively. The expected long-term rate of return on assets was 9%. The decrease in the funded status as of December 31, 1993 is a direct result of the decrease in the discount rate from the 8.5% rate used in 1992.
            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  EMPLOYEE BENEFIT PLANS - (Continued)

The MCI Plan pension obligation consists of:

December 31,                                          1993              1992
(In millions)                                         ----              ----

Plan assets at fair value, primarily listed
  stocks and U.S. bonds                               $110              $ 88
Projected benefit obligation for service
  rendered to date                                    (164)             (105)
                                                      ----              ----
Funded status                                          (54)              (17)
Unrecognized net results from past experience
  different from that assumed                           25                 2
Prior service cost not yet recognized in net
  periodic pension cost                                 17                11
Unrecognized net asset at January 1, 1986
  being recognized over 16 years                        (4)               (5)
                                                      ----              ----
Total pension obligation                              $(16)             $( 9)
                                                      ====              ====

The actuarial present value of accumulated benefit obligations for the MCI Plan is $127 million and $82 million, including vested benefits of $111 million and $62 million, as of December 31, 1993 and 1992, respectively.

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the WUI Plan were 7.25% and 5%, respectively. The expected long-term rate of return on assets was 9%.

The WUI Plan pension (obligation)/asset consists of:

December 31,                                           1993              1992
(In millions)                                          ----              ----

Plan assets at fair value, primarily listed
  stocks and U.S. bonds                                $ 78              $ 72
Projected benefit obligation for service
  rendered to date                                      (60)              (53)
                                                       ----              ----
Funded status                                            18                19
Unrecognized net results from past experience
  different from that assumed                           (20)              (15)
Prior service cost not yet recognized in net
  periodic pension cost                                   1                 1
Unrecognized net asset at January 1, 1986
  being recognized over 17 years                         (2)               (2)
                                                       ----              ----
Total pension (obligation)/asset                       $ (3)             $  3
                                                       ====              ====

The actuarial present value of accumulated benefit obligations is $59 million and $51 million, including vested benefits of $57 million and $50 million, as of December 31, 1993 and 1992, respectively.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  EMPLOYEE BENEFIT PLANS - (Continued)

Employee Stock Ownership Plan and 401(k) Plans
- ----------------------------------------------

The company has combined employee stock ownership (ESOP) and 401(k) retirement savings plans (RSP) covering substantially all of its employees. The savings plans allow employees to contribute pre-tax income in accordance
with the requirements of Internal Revenue Code Section 401(k).   Participants
vest in the company's matching contributions at a rate of 20% per year of service and are 100% vested in their elective contributions.

In accordance with the terms of the ESOP, the company is entitled to make an annual contribution to the ESOP, either in cash or shares of the company's common stock, in amounts as determined by the board of directors. During 1993, the company announced an increase in the company's match on 401(k) contributions for plan years beginning in 1994 and that it would not make an ESOP contribution for 1993. In lieu of a 1993 ESOP contribution, the company will make a similarly-calculated contribution for all eligible employees into the 401(k) section of the plans during the first quarter of 1994. The company contributed 1,015,414 and 1,137,588 shares of its common stock to the ESOP for the plan years ended December 31, 1992 and 1991, respectively. The company also contributed 791,447, 904,796 and 916,132 shares of its common stock as the company's matching contribution to the RSP for the plan years ended December 31, 1993, 1992 and 1991, respectively.

WUI sponsors a 401(k) savings plan for its collectively bargained employees (WUI 401(k)). The savings plan is intended to meet requirements of Internal Revenue Code Section 401(k). WUI 401(k) participants vest in the company's matching contributions at a rate of 20% per year of service and are 100% vested in their elective contributions. The company contributed 18,974, 27,486 and 28,550 shares of its common stock to the WUI 401(k) for the plan years ended December 31, 1993, 1992 and 1991, respectively.

Postretirement and Postemployment Benefits
- ------------------------------------------

Effective January 1, 1993, the company adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 106 requires that certain postretirement benefits, such as medical insurance coverage, be estimated and accrued over an employee's working years, rather than recognized as an expense when paid. Except for pensions, the company does not generally provide postretirement benefits to its employees. Accordingly, adoption of SFAS 106 did not have a material impact on the company's financial position or results of operations. The company elected to amortize the transition obligation for the covered employees on a straight-line basis over 20 years.


            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  EMPLOYEE BENEFIT PLANS - (Continued)

In November 1992, the Financial Accounting Standards Board issued SFAS 112, Employers' Accounting for Postemployment Benefits, effective for fiscal years beginning after December 15, 1993. This standard established financial accounting and reporting standards for the estimated cost of benefits provided by an employer to former or inactive employees after their employment, but before their retirement, such as continuation of medical coverage. It will require that if defined conditions are met, postemployment benefits be estimated and accrued rather than recognized as an expense when paid. The company intends to adopt this new standard in the first quarter of 1994. Adoption of this new standard will not have a material impact on the company's financial position or results of operations.


NOTE 9. CASH FLOW INFORMATION

The reconciliation of net income in the Income Statement to cash from operating activities in the Statement of Cash Flows is as follows:

Year ended December 31,                          1993         1992        1991
(In millions)                                    ----         ----        ----

Net income                                     $  582       $  609      $  551
Adjustments to earnings:
  Depreciation and amortization                 1,019          955         855
  Deferred income tax provision                   253          213         203

Net change in operating activity accounts
  other than cash and cash equivalents:
  Receivables                                    (370)        (155)       (157)
  Accounts payable                                (68)        (120)        128
  Other operating activity accounts               562          224        (309)
                                               ------       ------       ------
Cash from operating activities                 $1,978       $1,726      $1,271
                                               ======       ======      ======
            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10. CONTINGENCIES

The company is a party to a number of lawsuits and other proceedings arising out of the conduct of its business, including certain regulatory proceedings. While the ultimate results of lawsuits or other proceedings cannot be predicted with certainty, the company's management does not expect that these matters will have a material adverse effect on the consolidated financial position or results of operations of the company.

In December 1992, the company petitioned the United States District Court for the District of Columbia for a declaratory ruling that certain patents of American Telephone & Telegraph Company (AT&T) were invalid or that AT&T should be barred from enforcing them against the company. AT&T counterclaimed that the company was violating certain additional patents. In May 1993, AT&T and Unitel Communications Inc., a Canadian corporation in which AT&T has an equity interest, filed a companion suit in the federal court in Canada, alleging that the company and the Stentor Group of Canadian telephone companies (with which the company has an alliance) are infringing in Canada four of the patents at issue in the U.S. litigation. Although these actions are in their early stages, the company does not expect that either of these matters will have a material adverse effect on the consolidated financial position or results of operations of the company.

In 1990, certain stockholders of the company filed an action in the United States District Court for the District of Columbia alleging that the company and three of its officers violated securities laws by making material misstatements of, or omitting to state, material facts relating to its financial condition and prospects. In May 1992, the District Court granted the company's Motion to Dismiss, but the plaintiffs have filed an appeal. The company will vigorously defend the District Court's dismissal of the action in the Court of Appeals for the District of Columbia Circuit.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. SELECTED QUARTERLY INFORMATION (Unaudited)

Three months ended                   Dec. 31,   Sept. 30,   June 30,   Mar. 31,
(In millions, except                     1993        1993       1993       1993
 per share amounts)                  --------   ---------   --------   --------

Revenue                                $3,128      $3,054     $2,929     $2,810
Operating expenses:
  Telecommunications                    1,659       1,636      1,573      1,505
  Sales, operations and general           992         814        772        732
  Depreciation                            256         245        236        233
Income from operations                    221         359        348        340
Income before extraordinary item          107         174        178        168
Net income                                107         174        150        151
Earnings applicable to
  common stockholders                     107         174        149        151
Earnings per common and common
  equivalent shares:
  Income before extraordinary item        .18         .30        .32        .31
  Loss on early debt retirements            -           -       (.05)      (.03)
                                       ------      ------     ------     ------
  Total                                   .18         .30        .27        .28
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding                 581         580        554        538


Three months ended                    Dec. 31,   Sept. 30,   June 30,   Mar. 31,
(In millions, except                      1992        1992       1992      1992
 per share amounts)                   --------   ---------   --------   --------

Revenue                                 $2,761      $2,682     $2,606    $2,513
Operating expenses:
  Telecommunications                     1,472       1,447      1,407     1,358
  Sales, operations and general            740         703        687       664
  Depreciation                             228         223        214       208
Income from operations                     321         309        298       283
Net income                                 160         159        149       141
Earnings applicable to
  common stockholders                      160         154        141       134
Earnings per common share                  .30         .29        .26       .25
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding                  534         532        532       530

The three months ended December 31, 1993, includes a $150 million charge primarily associated with the company's strategic realignment, streamlining of engineering and network operations facilities and relocation of certain operations to lower cost areas.

            MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  SELECTED QUARTERLY INFORMATION (Unaudited) - (Continued)

The three months ended September 30, 1993, includes the effect of the retroactive tax law change on the company's net income, which approximated $13 million.

The three months ended December 31, 1992, includes revenue of $56 million, net of expenses, from the intelligent network licensing agreement with the Stentor companies of Canada and $47 million of restructuring charges largely associated with the realignment of the company's Business Markets organization.

Since there are changes in the weighted average number of shares outstanding each quarter, the sum of earnings per share by quarter does not equal the earnings per share for the year.